SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant  [   ]

Filed by a Party other than the Registrant  [ x ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

[   ]  Definitive Proxy Statement

[ X ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12

                           MAXXAM INC.
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        (Name of Registrant as Specified in Its Charter)


         THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
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           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(I)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:________________________________________________________

     (2) Aggregate number of securities to which transaction applies:________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________________________________________________

     (4)  Proposed maximum aggregate value of transaction:______

     (5)  Total fee paid:_______________________________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:_______________________________

     (2)  Form, Schedule or Registration Statement No.:_________

     (3)  Filing Party:_________________________________________

     (4)  Date Filed:___________________________________________

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Phone Script for Committee of Concerned Maxxam Shareholders

Hello, is [name of shareholder] there?

This is ______ from the Committee of Concerned Maxxam
Shareholders. I'm calling about your important proxy vote at Maxxam's annual meeting to be held on May 24th. You will soon receive a BLUE proxy card and our proxy materials from the Committee.

I'm calling holders of Maxxam common stock to remind you to review our proxy materials and use the BLUE proxy card to vote to put two independent directors, Paul Simon and Abner Mikva, on Maxxam's board of directors. The Committee also recommends voting for the Annual Elections, Cumulative Voting and Majority Independent Board shareholder proposals.

The Committee has taken these critical steps because we believe
Maxxam is a company in trouble and its Board of Directors is in need of reform to bring greater accountability to shareholders.

Unfortunately, Maxxam's stock value has declined by 50% in the last year. The magazines Business Week, Fortune and Corporate
Board Member have all recently listed Maxxam's board of directors as one of the worst boards in America.

Over the past year the company's management and board have been mired in what we view as needless controversy and disputes. The proxy materials that you will receive detail Maxxam's problems.

We have nominated two candidates, Paul Simon and Abner Mikva, for the director slots to be elected by the owners of Maxxam common stock.

Paul Simon is a former U.S. Senator who has business experience and has served on several corporate boards. Abner Mikva is a retired federal judge who has legal experience in corporate and securities law.

If elected, these two candidates would advocate making the board more responsive to shareholders and improving the company's performance.

Can we count on your support for Mr. Simon and Mr. Mikva?

If yes--That's great. We are also urging shareholders to vote for three shareholder proposals to improve Maxxam's corporate governance. The resolutions recommend that directors be elected each year, that owners of common stock should be able to engage in cumulative voting of directors and that a majority of the board be independent. We've described these proposals in the proxy materials. If you support the Committee's recommendations, all you have to do is sign and date the BLUE proxy card and put it in the postage paid envelope as soon as you receive it. The annual meeting is less than two weeks away. To make sure your vote counts, please mail your signed and dated BLUE proxy card in immediately. Thank you for your time.

If maybe--We believe that our candidates will work to increase your shareholder value in the ways I've described. Please carefully review our proxy materials and consider using the BLUE proxy card. Do you have any questions that I can answer?

If you decide to use the BLUE proxy card and vote for an independent board, all you will need to do is sign and date the BLUE proxy card and put it in the postage paid envelope. Thank you for your time.

If no--We believe that our candidates will work to increase your shareholder value in the ways I've described. Please carefully review our proxy materials and consider using the BLUE proxy card. Thank you for your time.

If already voted on Maxxam's white proxy card--You can change your vote simply by filling out the BLUE proxy card and putting it in the postage paid envelope. The last vote made is the vote that will count.


Answering Machine/Voice Mail

This is ______ from the Committee of Concerned Maxxam Shareholders. I'm calling [name of shareholder] about your important proxy vote at Maxxam's annual meeting to be held on May 24th. You will soon receive the Committee's proxy materials and BLUE proxy card. The Committee believes that Maxxam is a troubled company in need of reform. Maxxam's shares have lost 50% of their value in the last year and its board of directors is ranked as one of America's worst boards by Business Week and Fortune magazines. Please review our materials before you make any decision. The annual meeting is less than two weeks away. Vote to maximize your shareholder value. Vote with the BLUE proxy card and IMMEDIATELY return it in the postage paid envelope. Thank you for your time.

_________________________________________________________________

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner, the Rose Foundation's president, who owns 90 shares of Maxxam common stock as a tenant in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; Paul Simon, who owns 100 shares of Maxxam common stock; Abner Mikva, who owns 50 shares of Maxxam common stock; the As You Sow Foundation, which owns 100 shares of Maxxam common stock; and Dorset Management Corporation, which does not own Maxxam stock. The Rose Foundation and the United Steelworkers of America constitute the members of the Committee of Concerned Maxxam Shareholders and Messrs. Simon and Mikva are the Committee's two nominees for director.

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